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                                  EXHIBIT 2(b)


                                               THE VILLAGE GREEN BOOKSTORE, INC.

                       SENIOR SECURED PROMISSORY GRID NOTE


$1,200,000.00                                       ROCHESTER, NEW YORK
                                                    SEPTEMBER 25, 1996

        FOR VALUE RECEIVED, THE VILLAGE GREEN BOOKSTORE, INC., having an address at 1357 Monroe Avenue, Rochester, New York 14618 ("Maker"), hereby promises to pay to the order of the VGBS ACQUISITION CORP., having an address at 1895 Mt. Hope Avenue, Rochester, New York 14620 ("Payee" or "Holder"), the principal sum of up to One Million Two Hundred Thousand Dollars ($1,200,000.00) (the "Maximum Amount") or the outstanding principal amount of this Grid Note (the "Outstanding Amount"), if less, upon the following terms:

        (k) INTEREST RATE; PAYMENT PERIOD. Interest on this Note shall accrue at the rate of 9% per annum. Interest and Principal on the Note shall be payable quarterly in arrears with the first payment of principal and interest to be made on June 30, 1997. Each payment shall be in an amount equal to the then outstanding principal amount divided by the remaining principal payments plus accrued interest and shall be made on the fifth day following the end of the quarter. Equal successive payments of interest and principal shall be made quarterly for a period of 3 years, with the first such quarterly installment due on June 30, 1997 for the period ended June 25, 1997. This Grid Note shall mature on June 30, 2000.

        (l) PLACE OF PAYMENT. Payments shall be made to the attention of President, VGBS Acquisition Corp., 1895 Mt. Hope Avenue, Rochester, New York 14620, or at such other address as Payee may designate to Maker in writing.

        (m) NEGOTIABILITY. This Note is negotiable and may be transferred by Payee to its affiliates and such successors and assigns as may be permitted by Maker upon the written consent of the Maker, which consent shall not be unreasonably withheld.

        (n) PREPAYMENT. Maker shall have the right to prepay any and all amounts due under this Note at any time, without penalty and without advance notice to Payee.

        5. CONSIDERATION. This Grid Note is issued by Maker to Holder in consideration of a certain line of Credit Agreement made available by Holder to Maker dated September 16, 1996.

        6. PURPOSE. Maker certifies that all loans made by Payee hereunder will be used by the Maker to pay the principal amount of the Maker's $1,200,000 7% Convertible Senior Subordinated Debentures due 1996 (the "Debentures"). Maker further certifies that pursuant to Section 8 below, Maker shall request that all draws under this Grid Note be delivered in
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accordance with the Credit Agreement for distribution to the Debentureholders listed on Schedule 6 attached hereto.

        7. SUBORDINATION. Except as set forth in Section 8 below, this Grid Note is senior to all indebtedness currently outstanding or subsequently incurred except with respect to up to $500,000 of inventory financing of the Maker.

        8. TIMING OF BORROWING. Subject to the terms and conditions of the Credit Agreement, Payee shall permit Maker to draw under this Grid Note the sums listed on Schedule 8 hereto at the dates listed on such Schedule 8. Failure by Payee to provide the funds within 20 days of each such date listed on Schedule 8 shall result in an immediate default under this Grid Note by Payee such that the rights of the Debentureholders relating to any remaining outstanding amounts shall immediately be senior to any payment rights due Payee under this Grid Note.

        9. HOLDER'S RECORDS. Holder shall set forth on a schedule attached to this Note or maintained on computer, the date and original principal amount of each amount loaned to Maker hereunder and the date and amount of each payment to be applied to the Outstanding Amount of this Grid Note. The Outstanding Amount set forth on any such schedule shall be presumptive evidence of the Outstanding Amount of this Grid Note and of all loans made hereunder. No failure by Holder to make, and no error by Holder in making any annotation on any such schedule shall effect Maker's obligation to pay the principal amount due and payable pursuant to this Grid Note.

        10. EVENTS OF DEFAULT. Upon the occurrence of any of the following events of default, Payee may, upon ten (10) days prior written notice to Maker, declare the entire indebtedness evidenced by this Grid Note to be due and payable:

               (i) default in the payment of any installment in any payment due hereunder for a period of 20 days beyond the due date of such payment;

               (ii) the insolvency of Maker or the appointment of a receiver or liquidator, whether voluntary or involuntary, for Maker or for any of Maker's property; the filing by Maker of a petition under the provisions of any state insolvency law, or the Bankruptcy Code, as now in effect or hereafter amended; the filing against Maker of a petition for adjudication as a bankrupt, which petition is not discharged within ninety (90) days from the date of entry; the granting by Maker of an assignment for the benefit of Maker's creditors; or the institution by Maker of any other type of insolvency proceeding (under bankruptcy laws or otherwise) or proceeding for the settlement of claims against Maker; or the institution against Maker of any other type of insolvency proceeding (under the bankruptcy laws or otherwise) or proceeding for the settlement of claims against Maker, which proceeding has not been discharged or otherwise terminated by Maker within ninety (90) days from entry;

               (iii) the taking of any judgment against Maker, which judgment is not paid, discharged, stayed or bonded within sixty (60) days from the entry thereof;
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               d. any default by the Maker under the Security Agreement of even date herewith;

               e. the breach of any representation, warranty or covenant in the Credit Agreement, the Security Agreement or Warrant, each of even date herewith;

               f. upon the occurrence of any event in this Section 10, the interest rate on the principal amount then due under this Grid Note shall increase to 18%.

        11. ADJUSTMENT OF WARRANT EXERCISE PRICE. Upon an event of default under this Note, the exercise price of the Warrant shall be reduced to $.25 per share.

        12. NOTICES. Any and all notices or other communications required or permitted to be given under any of the provisions of this Note shall be in writing and shall be deemed to have been duly given when personally delivered or three days after mailing by first class registered mail, return receipt requested, or one day after delivery to an overnight courier, addressed to the parties at the addresses set forth herein or as each party may from time to time designate. A copy of any notice given to Holder shall be sent in accordance with this Section 12 to Kenneth Rose at Morse, Zelnick, Rose & Lander, LLP, 450 Park Avenue, Suite 902, New York, New York 10022. A copy of any notice given to the Maker shall be sent in accordance with this Section 12 to James M. Jenkins at Harter, Secrest & Emery, 700 Midtown Tower, Rochester, New York 14604.

        13. NO WAIVER. No failure on the part of Payee to exercise, and no delay in exercising any of the rights provided for herein shall operate as a waiver thereof, nor shall any single or partial exercise by Payee of any right preclude any other or future exercise thereof or the exercise of any other right.

        14. GOVERNING LAW. This Note is to be interpreted and construed according to the laws of the State of New York applicable to contracts made and to be performed entirely in New York State, without giving effect to such state's conflict of laws principles.

        15. BINDING EFFECT. This Note is binding on the representatives, successors, heirs, and transferees of the parties.

        IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed and delivered as of the date set forth below.


                                       THE VILLAGE GREEN BOOKSTORE, INC.


                                       By:  /s/ Raymond C. Sparks
                                          -------------------------------------
                                           Raymond C. Sparks
                                           Chief Executive Officer
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                       SENIOR SECURED PROMISSORY GRID NOTE

                                   EXECUTED BY

                        THE VILLAGE GREEN BOOKSTORE, INC.

                                   IN FAVOR OF

                          VGBS ACQUISITION CORPORATION

           IDENTIFICATION OF CONTENTS OF OMITTED SCHEDULES AND EXHIBIT


SCHEDULE OR EXHIBIT
Schedule G:                         List of Debentureholders
Schedule F:                         Timing of Draws
Exhibit A:                          Warrant to Purchase up to 2,400,000 Shares of Common Stock,
                                    Par Value $.001 Per Share*

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* This omitted Exhibit is attached to this Form 8-K as Exhibit 2(c).
